Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Sunoco Logistics Partners L.P. for the registration of equity securities of Sunoco Logistics Partners L.P. (as issuer of common units representing limited partnership interests) and debt securities of Sunoco Logistics Partners Operations L.P. (as issuer of debt securities) and to the incorporation by reference therein of our reports dated February 24, 2009, except as it pertains to the retrospective adjustment of earnings per unit discussed in Note 1 and the business segment information discussed in Note 14, as to which the date is January 27, 2010, with respect to the financial statements of Sunoco Logistics Partners L.P., included in the Current Report (Form 8-K) of Sunoco Logistics Partners L.P., dated January 27, 2010, filed with the Securities and Exchange Commission, and the effectiveness of internal control over financial reporting of Sunoco Logistics Partners L.P., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

Philadelphia, Pennsylvania

February 1, 2010